                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Charles Schwab Corporation on Form S-3 of our reports dated February 16, 2000, appearing in and incorporated by reference in the Annual Report on Form 10-K of The Charles Schwab Corporation for the year ended December 31, 1999, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement. Our report on the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph related to an accounting change to conform with Statement of Position 98-1.

/s/ Deloitte & Touche LLP

San Francisco, California
May 5, 2000